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Filed Pursuant to Rule 424(b)(3) and (c)
Registration Number 333-104488

         PROSPECTUS SUPPLEMENT NO. 30
(To Prospectus dated August 8, 2003 and Prospectus Supplements dated August 8, 2003, August 19, 2003, August 22, 2003, August 29, 2003, September 5, 2003, September 10, 2003, September 12, 2003, September 19, 2003, September 26, 2003, October 3, 2003, October 10, 2003, October 24, 2003, October 31, 2003, November 13, 2003, November 21, 2003, December 11, 2003, December 31, 2003, January 16, 2004, January 23, 2004, February 17, 2004, March 26, 2004, April 15, 2004, June 4, 2004, July 16, 2004, August 27, 2004, October 1, 2004, October 28, 2004, November 19, 2004 and December 20, 2004)

$4,500,000,000
Tyco International Group S.A.
2.750% Series A Convertible Senior Debentures due 2018
3.125% Series B Convertible Senior Debentures due 2023

        Fully and unconditionally guaranteed by and convertible into common shares of

        This prospectus supplement supplements information contained in the prospectus dated August 8, 2003 and prospectus supplements dated August 8, 2003, August 19, 2003, August 22, 2003, August 29, 2003, September 5, 2003, September 12, 2003, September 19, 2003, September 26, 2003, October 3, 2003, October 10, 2003, October 24, 2003, October 31, 2003, November 13, 2003, November 21, 2003, December 11, 2003, December 31, 2003, January 16, 2004, January 23, 2004, February 17, 2004, March 26, 2004, April 15, 2004, June 4, 2004, July 16, 2004, August 27, 2004, October 1, 2004, October 28, 2004, November 19, 2004 and December 20, 2004, covering the resale by the selling securityholders of our 2.750% Series A Convertible Senior Debentures due 2018, our 3.125% Series B Convertible Senior Debentures due 2023 and the Tyco common shares issuable upon conversion or repurchase of the debentures. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendment or supplement thereto. The terms of the debentures are set forth in the prospectus.

Investing in the debentures and our common shares involves risks. See "Risk Factors" beginning on page S-2 of the prospectus supplement dated August 8, 2003, and on page 6 of the prospectus dated August 8, 2003.

        Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 8, 2005

SELLING SECURITYHOLDERS

        The following table provides information regarding the principal amount of notes beneficially owned by certain of our selling securityholders, the percentage of outstanding notes held by these selling securityholders, the number of our common shares beneficially owned by these selling securityholders, the number of our common shares each selling securityholder would beneficially own upon conversion of its entire principal amount of notes and the percentage of our outstanding common shares held by these selling securityholders.

        The table below supplements or amends the table of securityholders contained on pages S-10 through S-19 of the prospectus supplement dated August 8, 2003. Where the name of a selling securityholder identified in the table below also appears in the table in a previous prospectus supplement, the information set forth in the table below regarding that selling securityholder supersedes the information in the previous prospectus supplement. This information was furnished to us by the selling securityholders listed below on or before March 7, 2005. Because selling securityholders may trade all or some of the notes listed at any time without notifying us, the table below may not reflect the exact value of notes held by each selling securityholder on the date of this supplement.

Name	Aggregate Principal Amount at Maturity of Series A Debentures that May be Sold	Percentage of Series A Debentures Outstanding	Aggregate Principal Amount of Maturity of Series B Debentures that May be Sold	Percentage of Series B Debentures Outstanding	Number of Common Shares Beneficially Owned (1)	Number of Common Shares Underlying the Debentures and Offered Hereby (2)	Percentage of Tyco Common Shares Outstanding (3)
Citigroup Alternative Investments Diversified Arbitrage Strategies Fund Ltd.(4)	—	*	1,525,000	*	—	70,123	*
Citigroup Alternative Investments Enhanced Arbitrage Strategies Fund(4)	—	*	585,000	*	—	26,900	*
GM Employees Global Group Pension Trust(4)	—	*	13,000	*	—	598	*
GM Welfare Benefits Trust	—	*	990,000	*	—	45,522	*
ITT Industries Inc.(4)	—	*	105,000	*	—	4,828	*
Citigroup Alternative Investments Market Neutral Arbitrage Fund L.P.(4)	—	*	50,000	*	—	2,299	*
Citigroup Alternative Investments QIP Multi Strategy Arbitrage Portfolio(4)	—	*	9,116,000	*	—	419,173	*

*
Less than one percent (1%).

(1)
Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act. Excludes Tyco common shares issuable upon conversion of the holder's debentures.

(2)
Assumes conversion of all of the holder's debentures at a conversion rate of 43.8920 Tyco common shares per $1,000 principal amount of the Series A debentures and 45.9821 Tyco common shares per $1,000 principal amount of the Series B debentures. This conversion rate is subject to adjustment, however, as described under "Description of Debentures—Conversion Rights—Conversion Rate and Delivery of Tyco Common Shares" in the prospectus dated August 8, 2003. As a result, the number of Tyco common shares issuable upon conversion of the debentures may increase or decrease in the future. Does not include Tyco common shares that may be issued by us upon purchase of debentures by us at the option of the holder.

(3)
Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act, using 2,011,601,615 Tyco common shares outstanding as of December 1, 2004. In calculating this amount for each holder, we treated as outstanding the number of Tyco common shares issuable upon conversion of all of that holder's debentures, but we did not assume conversion of any other holder's debentures. Does not include Tyco common shares that may be issued by us upon purchase of debentures by us at the option of the holder.

(4)
Saranac Capital Management L.P. acts as discretionary advisor with respect to this securityholder. Figures are as of January 3, 2005.

S-1

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$4,500,000,000 Tyco International Group S.A. 2.750% Series A Convertible Senior Debentures due 2018 3.125% Series B Convertible Senior Debentures due 2023
SELLING SECURITYHOLDERS